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                         ERLY INDUSTRIES INC.
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               (Name of Registrant as Specified In Its Charter)

                               THE POWELL GROUP
                       FARMERS RICE MILLING COMPANY, INC.
                               NANETTE N. KELLEY
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                        Thursday, Sept. 11, 1987    Houston Chronicle   **   31A
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$18 MILLION VERDICT GOES AGAINST INVESTORS

Jurors deliver judgment in failed Kingwood-area development

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BY GEORGE FLYNN
Houston Chronicle
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     A jury assessed $18 million against investors Gerald and Douglas Murphy and their publicly traded companies for civil fraud and conspiracy in the failure of a planned adult development in the Kingwood area.
     The Kingwood Lakes South Limited Partnership, partner Anthony Frank, developer Michael Tenzer and his Tenzer Co. gained the verdicts Tuesday. Defendants included the Murphys, their American Rice Inc. and ERLY Industries, a majority shareholder of ARI.
     Jurors found that the defendants should pay Tenzer and the other plaintiffs about $14.3 million in actual damages. Jurors took only 10 minutes to return a punitive damage verdict of $3.7 million to end the five-week trial in state District Judge Caroline Baker's court.
     "This was not a case of any crazed jurors giving away millions of dollars," said Tenzer attorney Randy McClanahan. "They were very reasoned and deliberate, and very clear that business ethics must be no different than the basic ethics we teach our young - a promise is a promise, and honor and integrity should be followed."
     In 1993, Friendswood Development Co., which designed and built Kingwood, approached Tenzer, a 32-year veteran of national residential projects, about developing 196 acres of prime Kingwood land bordering on nine holes of the acclaimed Lakes Golf Course there.
     Tenzer, of Los Angeles, envisioned a 376-unit residential complex for active adults, patterned after his other successful projects appealing to the emerging "empty nest" market.
     As plans moved ahead, Tenzer contacted Gerald Murphy of Los Angeles as a potential project investor in July 1994. Murphy's son, Douglas, was a resident of Kingwood. Together, the Murphys agreed to provide $8 million of capital, the suit said.
     However, more than a year of delays passed without the actual infusion of needed cash. Funding plans were restructured, including some that pledged stock or dividends from the Murphy-controlled ARI and ERLY companies. By late 1995, the project had collapsed in suits and countersuits.
     Defense attorney Tom McDade, who could not be reached for comment Tuesday, argued that there was no enforceable financing agreement, and that the limited partnership failed to honor its terms.
     But McClanahan and co-counsel Scott Clearman presented witnesses who told of repeated efforts by Tenzer to get the Murphys to live up to the terms of the pledges. They argued that the Murphys joined the venture to stymie the development, in hopes of later acquiring the land for other builders.
     Expert real estate witnesses described the tract as the "prime cut" of Kingwood. Coupled with the golfing and recreational amenities, it was some of the most desirable acreage anywhere in the country, plaintiff's experts said.
     "There is no doubt there would have been a beautiful, successful community out there," McClanahan said. "But as it is, the land went back to Friendswood and is still undeveloped."
     Jurors ruled that the Murphys maliciously breached their duties to the other partners, who included Tenzer and limited partner Frank, a former U.S. Postmaster General, of Belvedere, Calif., and that ARI and ERLY willfully participated in that breach. They found the defendants committed civil fraud and conspiracy to damage the plaintiffs.
     The verdict found against counterclaims by the defendants. The actual damages included nearly $4 million in lost profits from the venture.
     Baker excused one juror who had to leave to begin college classes. The vote on the verdict was 10-1.